Exhibit 99.(h)(2)

Addendum to Administration Agreement Dated

August 28, 2003

Between

ALPS Mutual Funds Services, Inc.

and

Financial Investors Trust

(American Freedom U.S. Government Fund)

THIS ADDENDUM is made as of September 1, 2006, by and between ALPS Mutual Funds Services, Inc. (“ALPS”), and Financial Investors Trust (“Trust”).

WHEREAS, ALPS and the Trust have entered into an Administration Agreement (the “Agreement”) dated August 28, 2003;

WHEREAS, effective September 1, 2006, ALPS Mutual Funds Services, Inc. changed its name to ALPS Fund Services, Inc.

WHEREAS, in light of the foregoing, ALPS and the Trust wish to modify the provisions of the Agreement to reflect the change in the name of ALPS Mutual Funds Services, Inc., to ALPS Fund Services, Inc.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.                                       ALPS Fund Services, Inc.  All references to “ALPS Mutual Funds Services, Inc.” within the Agreement shall be deleted and replaced with references to “ALPS Fund Services, Inc.”

2.                                       Remainder of the Agreement.  All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.

ALPS Fund Services, Inc.		Financial Investors Trust

By:	/s/ Jeremy O. May	By:	/s/ Erin E. Douglas
Name: Jeremy O. May		Name: Erin E. Douglas
Title: Managing Director		Title: Secretary